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                                                                            EXHIBIT 11.1

                                 VALERO ENERGY CORPORATION AND SUBSIDIARIES

                                      COMPUTATION OF EARNINGS PER SHARE
                              (Thousands of Dollars, Except Per Share Amounts)

                                                                       Year Ending December 31,
                                                                  1995           1994           1993

COMPUTATION OF EARNINGS PER SHARE
 ASSUMING NO DILUTION:
   Net income. . . . . . . . . . . . . . . . . . . . . . . . . $   59,838       $   26,882       $   36,424
   Less:  Preferred stock dividend requirements. . . . . . . .    (11,818)          (9,490)          (1,262)
   Net income applicable to common stock . . . . . . . . . . . $   48,020       $   17,392       $   35,162

   Weighted average number of shares of common
     stock outstanding . . . . . . . . . . . . . . . . . . . . 43,651,914       43,369,836       43,098,808

   Earnings per share assuming no dilution . . . . . . . . . . $     1.10       $      .40       $      .82

COMPUTATION OF EARNINGS PER SHARE
 ASSUMING FULL DILUTION:
     Net income. . . . . . . . . . . . . . . . . . . . . . . . $   59,838       $   26,882       $   36,424
     Less:  Preferred stock dividend requirements. . . . . . .    (11,818)          (9,490)          (1,262)
     Add:  Reduction of preferred stock dividends
       applicable to the assumed conversion of
       Convertible Preferred Stock . . . . . . . . . . . . . .     10,781            8,325            -
     Net income applicable to common stock
       assuming full dilution. . . . . . . . . . . . . . . . . $   58,801       $   25,717       $   35,162

     Weighted average number of shares of common
       stock outstanding . . . . . . . . . . . . . . . . . . . 43,651,914       43,369,836       43,098,808
     Weighted average common stock equivalents
       applicable to stock options . . . . . . . . . . . . . .    413,809           56,926           67,017
     Weighted average shares issuable upon
       conversion of Convertible Preferred Stock . . . . . . .  6,381,798        4,948,079            -

     Weighted average shares used for computation. . . . . . . 50,447,521       48,374,841       43,165,825

     Earnings per share assuming full dilution . . . . . . . . $     1.17 <F1>  $      .53 <F1>  $      .81 <F2>

<F1> This calculation is submitted in accordance with paragraph
     601(b)(11) of Regulation S-K although it is contrary to APB
     Opinion No. 15 because it produces an antidilutive result.

<F2> This calculation is submitted in accordance with paragraph
     601(b)(11) of Regulation S-K although it is not required by APB Opinion No. 15 because it results in dilution of less than 3%.

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